Audit report	Exhibit 99

Jo-Ann Stores, Inc. 401(k) Savings Plan

December 31, 2005 and 2004

Jo-Ann Stores, Inc. 401(k) Savings Plan
INDEX

Report of Independent Registered Public Accounting Firm

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2005 and 2004

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2005

Notes to Financial Statements

Supplemental Schedules as of December 31, 2005:

Schedule I
Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

Schedule II
Form 5500, Schedule H, Line 4j — Schedule of Reportable Transactions

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Advisory Committee and
Participants of the Jo-Ann Stores, Inc. 401(k) Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Jo-Ann Stores, Inc. 401(k) Savings Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2005 and the supplemental schedule of reportable transactions for the year ended December 31, 2005 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ GRANT THORNTON LLP
Cleveland, Ohio
June 26, 2006

Jo-Ann Stores, Inc. 401(k) Savings Plan
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
As of December 31, 2005 and 2004

	2005	2004
ASSETS
Investments, at fair value:
Participant directed	$44,599,346	$46,640,186
Non-participant directed:
Company Stock Fund	6,992,663	15,596,500

Total investments	51,592,009	62,236,686

Receivables:
Employer contribution	70,839	42,164
Participant contribution	202,643	162,433

Total receivables	273,482	204,597

Total assets	51,865,491	62,441,283

LIABILITIES
Corrective distributions payable	(7,730)	(33,248)

Total liabilities	(7,730)	(33,248)

NET ASSETS AVAILABLE FOR BENEFITS	$51,857,761	$62,408,035

The accompanying notes to the financial statements are an integral part of these statements.

Jo-Ann Stores, Inc. 401(k) Savings Plan
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
For the Year Ended December 31, 2005

	Participant	Non - Participant
	Directed	Directed	Total
Increases:
Interest and dividends	$1,288,378	$—	$1,288,378
Employee contributions	5,175,378	—	5,175,378
Employer contributions	—	1,718,546	1,718,546
Rollover contributions	1,165,621	—	1,165,621
Other	47,016	—	47,016

Total increases	7,676,393	1,718,546	9,394,939

Decreases:
Distributions	4,519,901	1,049,577	5,569,478
Net depreciation in fair value of investments	5,295,825	8,918,352	14,214,177
Administrative expenses	122,859	38,699	161,558

Total decreases	9,938,585	10,006,628	19,945,213

NET DECREASE FOR THE YEAR	(2,262,192)	(8,288,082)	(10,550,274)

Net assets — beginning of year	46,769,369	15,638,666	62,408,035

Net transfers	287,082	(287,082)	—

Net assets — end of year	$44,794,259	$7,063,502	$51,857,761

The accompanying notes to the financial statements are an integral part of this statement.

Jo-Ann Stores, Inc. 401(k) Savings Plan
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
1. SUMMARY OF PLAN
The original Jo-Ann Stores, Inc. 401(k) Savings Plan (the “Plan”) was adopted as of September 1, 1974, and has been amended on occasion in order to, among other things, maintain compliance with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Effective July 30, 2004 the Plan was amended and restated with the adoption of a prototype plan of Vanguard Fiduciary Trust Company having substantially the same terms and conditions as the prior Plan document.
On July 31, 2004, The Vanguard Group replaced AMVESCAP National Trust Company as asset custodian of the Plan.
The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions:
Eligibility
The Plan, as amended, covers all active employees of the Company and its wholly owned subsidiaries who have completed at least 90 days of service, and are not members of a recognized collective bargaining organization. A contributing participant becomes eligible for employer matching contributions after completing one year (90 days effective February 1, 2005) of service.
Deferred Income Contributions
Plan participants may elect to defer up to 25 percent of their compensation, subject to an annual limitation under the Internal Revenue Code (IRC), and such amounts will be contributed to the Plan by the Company as deferred income contributions. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions, subject to statutory limitations. Effective August 1, 2004, Plan participants are no longer allowed to make deferred income contributions to Jo-Ann Stores, Inc. Company Stock.
Employer Matching Contributions
The Company will contribute to the Plan as a matching contribution, subject to the forfeiture provision outlined below, an adjustable percentage of the deferred income contributions made by participants (up to a six percent employee deferred income contribution, which was increased from four percent as of February 1, 2005), as well as such additional amounts as the Board of Directors may determine. These contributions are allocated among eligible participants in proportion to the deferred income contributions made on their behalf for such period and credited to their separate accounts.
The Company’s matching contribution can range from 0% to 100% and can be modified prior to the beginning of a month by the Company. As of February 1, 2005, the Company’s matching contribution of 50% of the first 4% contributed by participants was increased to 50% of the first 6% contributed by participants. All Company matching contributions are in the form of Company Stock. Effective July 1, 2002, the Plan was amended to allow Plan participants who have attained age 55 the ability to invest the Company matching contributions in any of the investment options offered by the Plan.
Company contributions are funded only to the extent that they exceed cumulative forfeitures of participants terminated from the Plan. Forfeitures in the amount of $49,170 and $55,150 were utilized to reduce Company contributions during 2005 and 2004, respectively. The amount of unutilized forfeitures as of December 31, 2005 and 2004 was $14,792 and $18,797, respectively.

Jo-Ann Stores, Inc. 401(k) Savings Plan
NOTES TO FINANCIAL STATEMENTS – PAGE TWO
December 31, 2005 and 2004
1. SUMMARY OF PLAN (continued)
Investment of Employee Contributions
Under the Plan, each participant selects the manner in which deferred income contributions to their account are to be invested. With each of the investment options there is risk of loss, although the degree varies by the nature of the investment. None of the investment options provide for any guarantee against loss. Participants should refer to the Plan document for a more complete description of the Plan’s investment options. The following investment options were those available as of December 31, 2005. Contributions are invested in 1% increments, up to 100%, in any of the following investment options:
a.	Vanguard Target Retirement 2045 Fund – Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2045.

b.	Vanguard Target Retirement 2035 Fund – Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2035.

c.	Vanguard Target Retirement 2025 Fund – Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2025.

d.	Vanguard Target Retirement 2015 Fund – Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2015.

e.	Vanguard Target Retirement 2005 Fund – Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2005.

f.	Vanguard Target Retirement Income Fund – Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors currently in retirement.

g.	Vanguard Retirement Savings Trust – Investments made in high-quality, fixed income securities with financial backing from insurance companies and banks that will enable it to maintain a constant $1 per share net asset value.

h.	PIMCO Total Return Fund – Administrative Class – Investments made in bonds maintaining an average duration ranging between 3 and 6 years.

i.	Vanguard Windsor II Fund – Investments made in a diversified group of out-of-favor stocks of large-capitalization companies.

j.	Vanguard 500 Index Fund – Investments made in stocks of all or substantially all of the companies that make up the Standard & Poor’s 500 Index.

Jo-Ann Stores, Inc. 401(k) Savings Plan
NOTES TO FINANCIAL STATEMENTS – PAGE THREE
December 31, 2005 and 2004
1. SUMMARY OF PLAN (continued)
Investment of Employee Contributions — continued
k.	TCW Galileo Select Equities Fund – Class N – Investments made primarily in common stocks of larger companies.

l.	ICM Small Company Portfolio – Investments made in common stocks of smaller companies, primarily small, less-established companies.

m.	Vanguard Explorer Fund – Investments made mainly in stocks of smaller companies with above-average prospects for growth.

n.	American Funds EuroPacific Growth Fund – Class R-4 – Investments made primarily (80% of assets in the security) in securities of issuers located in Europe and the Pacific Basin.

o.	Jo-Ann Stores Company Stock Fund – Employer matching contributions are made in Jo-Ann Stores, Inc. Company Stock.
Participants may change their investment election with respect to future contributions on a daily basis.
PAYSOP Contributions
Prior to February 1, 1987, the Company made PAYSOP contributions to the Stock Ownership Fund for each year in an amount equal to the tax credit available under Section 44G of the IRC. This tax credit was eliminated by the Tax Reform Act of 1986 and, therefore, the Company no longer makes PAYSOP contributions. Distributions of the PAYSOP account balances to terminated participants are made in shares of Company Stock unless otherwise specified by the participant.
Vesting Requirements
Participants’ deferred income contributions, together with earnings thereon, vest immediately. All Company contributions, plus earnings thereon, vest ratably over a four-year period as follows:

Vested
Years of Service	Percentage

Less than one	0%
1	0%
2	33%
3	67%
4	100%
A participant’s entire interest in the Plan becomes fully vested upon his or her death while employed, attainment of age 65 or permanent and total disability.

Jo-Ann Stores, Inc. 401(k) Savings Plan
NOTES TO FINANCIAL STATEMENTS – PAGE FOUR
December 31, 2005 and 2004
1. SUMMARY OF PLAN (continued)
Benefit Payments
Upon termination of service, a participant receives a lump-sum amount equal to the vested portion of his or her account, as defined by the Plan.
Prior to termination of employment or age 59 1/2, contributions may only be withdrawn in the event of financial hardship as defined by the IRC.
Participant Loans
Participants may borrow against their vested balances pursuant to the loan provision of the Plan. The maximum loan amount available to a participant is 50% of their vested account balance not to exceed $50,000. The maximum term of a loan is five years, which may be exceeded if the loan is for the purchase of a dwelling that will be the participant’s primary residence. Participant loans are repaid through payroll deductions with the interest rate fixed at the prime rate plus one percent at the time of the inception of the loan. Interest rates on participant loans ranged from 5% to 10.5% at both December 31, 2005 and 2004. Participant loans outstanding were $1,087,976 and $1,160,165 at December 31, 2005 and 2004, respectively. Interest income on participant loans for the Plan year ended December 31, 2005 was $60,444.
Fees and Expenses
Generally, costs incidental to the purchase and sale of securities, such as brokerage commissions and stock transfer taxes, are paid by the respective funds. Other costs and expenses incurred in administering the Plan, including fees of the asset custodian, are generally paid by the Plan. At the discretion of the Company, certain Plan expenses, such as audit fees and database access fees, are paid by the Company. Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.
Plan Termination
Although it has not expressed any intent to do so, the Company, with the approval of the Board of Directors, has the right to discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
Valuation of Investments
Investments included in the statements of net assets available for benefits are stated at their fair values based on quoted market prices. Participant loans are valued at their outstanding balances, which approximate their fair values.
Payment of Benefits
Benefits are recorded when paid.

Jo-Ann Stores, Inc. 401(k) Savings Plan
NOTES TO FINANCIAL STATEMENTS – PAGE FIVE
December 31, 2005 and 2004
2. SIGNIFICANT ACCOUNTING POLICIES (continued)
Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.
3. TAX STATUS
The Plan, which was amended and restated effective July 30, 2004, is a prototype plan of Vanguard Fiduciary Trust Company which received a favorable determination letter dated August 22, 2001, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable sections of the IRC. The Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.
4. INVESTMENTS
The following investments of the Plan exceed 5% of the Plan’s net assets available for benefits at either December 31, 2005 or 2004.

	2005	2004
PIMCO Total Return Fund	$3,545,727	$3,325,473
TCW Galileo Select Equities Fund Class N	5,987,449	6,130,896
Vanguard 500 Index Fund	8,498,643	7,446,759
Vanguard Retirement Savings Trust	8,187,371	7,957,242
Jo-Ann Stores Company Stock	10,959,698	27,108,403
Non-participant directed investments consisted solely of Jo-Ann Stores Company Stock aggregating $6,992,663 and $15,596,500 at December 31, 2005 and 2004, respectively. Net appreciation (depreciation) by investment type for the Plan year ended December 31, 2005 is as follows; Mutual Funds — $772,777 and Common Stock — ($14,986,954).
5. RELATED PARTY TRANSACTIONS
Certain Plan investments are shares of mutual funds managed by The Vanguard Group. The Vanguard Group is the asset custodian and, therefore, these transactions qualify as party-in-interest transactions.
6. RISKS AND UNCERTAINTIES
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

SCHEDULE I
Jo-Ann Stores, Inc. 401(k) Savings Plan
Form 5500, Schedule H, Line 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2005
Employer Identification Number: 34-0720629
Plan Number: 001

(a)	(b)	(c)	(d)	(e)
		Description of Investment, including
		Maturity Date, Rate of Interest,		Current
Identity of Issue, Borrower, Lessor or Similar Party		Collateral, Par or Maturity Value	Cost	Value
Non-Participant Directed Funds:
*	Jo-Ann Stores Company Stock	Common Stock	$14,124,857	$6,992,663

	Total Non-Participant Directed Funds		$14,124,857	6,992,663

Participant Directed Funds:
*	American Funds EuroPacific Growth Fund Class R-4	Mutual or Collective Fund	**	2,534,148
*	PIMCO Total Return Fund	Mutual or Collective Fund	**	3,545,727
*	TCW Galileo Select Equities Fund — Class N	Mutual or Collective Fund	**	5,987,449
*	ICM Small Company Portfolio	Mutual or Collective Fund	**	1,848,376
*	Vanguard 500 Index Fund	Mutual or Collective Fund	**	8,498,643
*	Vanguard Explorer Fund	Mutual or Collective Fund	**	2,381,829
*	Vanguard Target Retirement 2005	Mutual or Collective Fund	**	54,132
*	Vanguard Target Retirement 2015	Mutual or Collective Fund	**	1,577,725
*	Vanguard Target Retirement 2025	Mutual or Collective Fund	**	1,752,341
*	Vanguard Target Retirement 2035	Mutual or Collective Fund	**	946,797
*	Vanguard Target Retirement 2045	Mutual or Collective Fund	**	116,761
*	Vanguard Target Retirement Income Fund	Mutual or Collective Fund	**	116,277
*	Vanguard Windsor II Fund	Mutual or Collective Fund	**	1,996,759
*	Vanguard Retirement Savings Trust	Common Collective Trust	**	8,187,371
*	Jo-Ann Stores Company Stock	Common Stock	**	3,967,035
*	Participant Loans	5.0% – 10.5%	**	1,087,976

	Total Participant Directed Funds			44,599,346

Total Investments				$51,592,009

* Represents party-in-interest
** Historical cost is not presented as these investments are participant directed.
The accompanying notes to the financial statements are an integral part of this schedule.

SCHEDULE II
Jo-Ann Stores, Inc. 401(k) Savings Plan
Form 5500, Schedule H, Line 4j —
SCHEDULE OF REPORTABLE TRANSACTIONS
For the Year Ended December 31, 2005
Employer Identification Number: 34-0720629
Plan Number: 001
Aggregate of transactions involving the same security exceeding 5% of beginning current value of plan assets:

(a)	(b)	(c)	(d)	(g)	(h)	(i)
Identity of		Purchase	Selling		Current
Party Involved	Description of Asset	Price	Price	Cost of Asset	Value	Net Loss
Jo-Ann Stores, Inc.	Jo-Ann Stores Company Stock	$1,898,233	$3,059,985	$3,378,391	$4,958,218	($318,406)
**The Jo-Ann Stores Company Stock fund contains participant account balances that are both participant-directed and non-participant-directed. Because the fund contains balances that are non-participant-directed, the entire fund is considered non-participant-directed for purposes of this schedule.
The accompanying notes to the financial statements are an integral part of this schedule.